Exhibit F-4(a)








                                             October 13, 1995



          Securities and Exchange Commission
          450 Fifth Street, N.W.
          Washington, D.C.  20549

                    Re:  Jersey Central Power & Light Company
                         Metropolitan Edison Company
                         Pennsylvania Electric Company
                         SEC File No.  70-7862

          Ladies and Gentlemen:

                    We have examined Post-Effective Amendment No. 1 to the Application on Form U-1, dated July 15, 1995, under the Public Utility Holding Company Act of 1935 (the "Act"), filed with the Securities and Exchange Commission ("Commission") by Jersey Central Power & Light Company ("JCP&L"), Metropolitan Edison Company ("Met-Ed") and Pennsylvania Electric Company ("Penelec") (collectively, the "GPU Companies"), subsidiaries of General Public Utilities Corporation ("GPU"), which has been docketed in SEC File No. 70-7862, as about to be amended by Post-Effective Amendment No. 2 thereto, dated this date, of which this opinion is to be a part. (The Application, as amended and as thus to be amended, is hereinafter referred to as the "Application".)

                    The Application contemplates, among other things, that the GPU Companies would amend and/or restate their existing lease agreements with lessor fuel corporations (as so amended, the "Lease Agreements") to provide for the future acquisition and leasing of nuclear fuel, assemblies and component parts ("Nuclear Material") for use at Oyster Creek nuclear generating station ("Oyster Creek") and Three Mile Island Unit 1 nuclear generating station ("TMI-1"). JCP&L owns 100% of Oyster Creek and the GPU Companies jointly own TMI-1 in the following percentages: JCP&L
          - 25%; Met-Ed - 50%; and Penelec - 25%. The initial terms of the Oyster Creek and TMI-1 Lease Agreements will be for three years, subject to annual renewal upon the satisfaction of certain conditions. The total amount of acquisition costs for Nuclear Material which may be outstanding at any one time under the Lease Agreements may not exceed $100 million in the case of the Oyster Creek Lease Agreement and $110 million in the case of the TMI-1 Lease Agreements. The fuel lessors would establish new credit facilities with Union Bank of Switzerland, New York Branch, to provide financing for the acquisition of Nuclear Material for Oyster Creek and TMI-1.



          Securities and Exchange Commission
          October 13, 1995
          Page 3




                    We have been counsel to Penelec, a Pennsylvania corporation, for many years and are familiar with the terms of its outstanding securities. We have also acted as Pennsylvania counsel in connection with the transactions contemplated by the Application to JCP&L, a New Jersey corporation which is qualified to do business in Pennsylvania as a foreign corporation and owns certain utility facilities in Pennsylvania.

                    We have examined, among other things, the Lease Agreements to which Penelec and JCP&L are to be parties and the Articles of Incorporation and By-laws of Penelec. We have also examined the Securities Certificates ("Securities Certificates") of Penelec filed with the Pennsylvania Public Utility Commission ("PaPUC"). In addition, we have examined such other instruments, agreements and documents and made such other investigation as we have deemed necessary as a basis for this opinion.

                    Based upon the foregoing, and assuming that the PaPUC issues an order registering the Securities Certificate filed by Penelec and that the transactions proposed in the Application are carried out in accordance therewith, we are of the opinion, insofar as matters of Pennsylvania law are concerned, that when the Commission shall have entered an order forthwith granting the Application,


                         (a)  all Pennsylvania laws applicable to the
                    proposed transactions to be undertaken by Penelec and JCP&L will have been complied with;

                         (b) the Lease Agreement to which Penelec will be a party will be a valid and binding obligation of Penelec in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws affecting creditors' rights generally and the Atomic Energy Act of 1954, as amended, and the regulations thereunder and general principles of equity;

                         (c) Penelec will legally acquire any Nuclear Material which it may acquire under and pursuant to the Lease Agreement to which it will be a party;

                         (d) the consummation of the transactions proposed to be undertaken by Penelec in the Application will not violate the legal rights of the holders of any securities issued by Penelec or its subsidiaries Ninevah Water Company and Penelec Capital, L.P.



          Securities and Exchange Commission
          October 13, 1995
          Page 3





                    We hereby consent to the filing of this opinion as an exhibit to the Application and in any proceedings before the Commission that may be held in connection therewith.

                                        Very truly yours,



                                        BALLARD SPAHR ANDREWS & INGERSOLL